Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is entered into as of the 6th day of February 2019 (the “Effective Date”), by and between Jeffrey McGonegal (“Employee”) and Riot Blockchain, Inc. (the “Company”).
In consideration of the mutual covenants contained herein, the receipt and sufficiency of such consideration is hereby acknowledged, the Company and Employee agree as follows:
1.        Employment.
a. Employee accepts employment as the Chief Executive Officer of the Company.  In this position, Employee shall perform such duties as are assigned by the Company and/or as are otherwise normally associated with such position.  Employee will report directly to the Board of Directors of the Company.
b. In carrying out Employee’s duties, Employee will exercise discretion and independent judgment.  However, Employee’s conduct shall be consistent with, and in the best interests of, the Company’s business goals and objectives and in accordance with the authority and limitations on authority established in the Company’s charter and bylaws, as well as by the Board of Directors of the Company.
c. Employee shall prepare, in connection with services performed, all reports, documents and correspondence necessary or appropriate under the circumstances, all of which shall belong to the Company.  Employee shall store all reports, documents, correspondence and data on Company designated storage and will not archive or otherwise retain any copies or descriptions of said reports, documents, correspondence or data.
2.         Term of Employment.  The parties acknowledge and agree that the term of this Agreement shall extend for one (1) year from the Effective Date (the “Term”), unless terminated in accordance with paragraph 6 of this Agreement.
3.         Extent and Place of Services.  During the Term of this Agreement, Employee shall devote to the Company an appropriate amount of Employee’s working time, attention, knowledge and skills as are necessary to perform the services required hereunder, which the parties agree is substantially all, and shall not engage in any other business, employment or consulting activities which may interfere with Employee’s ability to completely perform the services required hereunder without first obtaining the written consent of the Company. The Employee’s services shall be performed in the Castle Rock, CO area.
4.         Compensation. For providing the services described herein, Employee shall be compensated as follows during the Term:
a. Employee shall receive from the Company a prorated annual base salary of two hundred fifty thousand dollars ($250,000.00) per year.  Such salary shall be paid in accordance with the Company's normal and customary payroll practice.

b. Employee may participate in those group medical, dental, health or disability insurance plans or pension plans, including reimbursement for Employee’s coverages under Medicare / Social Security plans, consistent with existing reimbursement policy, which the Company makes available to its employees from time to time, subject to all terms and conditions of those plans and any amendments thereto, including without limitation, any and all provisions concerning eligibility for participation.  Nothing in this paragraph is intended to require the Company to offer benefits of any type, and the Company may choose to amend or discontinue any benefit program at any time in its sole discretion.
c. Employee shall receive twenty five days of paid time off per year.
d. The Company will reimburse Employee for direct and reasonable out-of-pocket expenses incurred by Employee in connection with the performance of Employee’s duties under this Agreement in accordance with the Company’s employee expense reimbursement policies as in effect from time to time, subject to any documentary evidence or substantiation required under such policies.
5.         Restrictive Covenants.  As Chief Executive Officer of the Company, Employee will be in a position requiring significant trust and confidence and exposing Employee to certain confidential and proprietary information.  During the term of this Agreement, Employee may also develop information, data and processes to further the development of the Company’s operations.  The Company is willing to employ Employee and permit such exposures to and development by Employee only if Employee agrees to be bound by the covenants, restrictions, obligations and agreements set forth in this paragraph 5 (the “Covenants”).  Employee acknowledges that the employment benefits, rights and compensation set forth herein represent good, valuable, fair and sufficient consideration for such Covenants.
a. Definitions.  For purposes of this Agreement, the following terms have the specified meanings:
i.        “Affiliate” shall mean any entity in which the Company owns, directly or indirectly, more than a twenty-five percent (25%) interest, or any entity that owns, directly or indirectly, more than a twenty-five percent (25%) interest in the Company, either as a partner, member, shareholder, joint venturer, limited liability company or other equity position or interest.

ii.       “Confidential Information” shall mean all confidential, proprietary, sensitive or trade secret information relating in any way to the Company’s business, Inventions (as defined below), Works (as defined below), the present or prospective Field of Business (as defined below) or interests of the Company, the Company’s products or services, or Employee’s employment with the Company, whether in oral, written, magnetic, electronic, or visual form, including without limitation, all information, data, and materials relating to business policies, procedures, models, and methods; customers, customer accounts and customer relationships; referral sources and referral relationships; business targets and prospects; inventions, patents, trademarks, and copyrights, and respective applications therefor; Property (as defined below); improvements, procedures, and know-how; trade secrets; specifications and drawings; computer software, web and software designs, graphics, content, programming, and source code and/or object code; business, product, and consumer information; data, research, and development; reports, forecasting, modeling, planning, and databases; cost and pricing data; collected information and data; process flow diagrams; bills and invoices; vendor and supplier information; products, processes, and ideas; sales, financial, business plans, and marketing information; financial statements; balance sheets; and all other information that an organization such as the Company reasonably would consider proprietary and/or confidential.

iii.      “Field of Business” shall mean the business of (1) cyptocurrency operations; (2) data center operations; and (3) any other field of business that represents a material portion of the business conducted by the Company (including its subsidiaries and Affiliates) during the Term.

iv.      “Property” shall mean any and all: (1) inventions, ideas, articles of manufacture, machines, compositions of matter, methods, processes, improvements, any new or useful arts, discoveries, contributions, findings or other tangible or intangible concepts, trade secrets, designs, formulae, software programming, and manufacturing techniques, whether patentable, copyrightable, or otherwise, and all related know-how, which arises out of or relates in any way to the present or prospective Field of Business or interests of the Company, the Company’s products or services or Employee’s employment with the Company whether created, conceived, reduced to practice, or contributed to, in whole or in part, by Employee at any time during Employee’s employment with the Company or at any time within one (1) year following Employee’s separation of employment with the Company for any reason whatsoever (collectively, “Inventions”); (2) all works of authorship created by Employee, in whole or in part, at any time during the period of Employee’s employment including, without limitation, written materials, computer programs, software, screen displays, advertising and marketing materials, and business materials (collectively, the “Works”); and (3) all Confidential Information.

v.       “Restricted Area” shall mean and include any geographic area in which (1) the Company (including its Affiliates) does business, and (2) Employee performs services for the Company or has supervisory authority.

vi.      “Trade Secret” means any Confidential Information described above, without regard to form, which: (1) is not commonly known by or available to the public; (2) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use; and (3) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b. Covenants Against Competition and Solicitation.
i.    Employee agrees that, during the course of Employee’s employment with the Company, Employee shall not accept alternative employment or engage in any independent and/or separate business activity in the Field of Business in the Restricted Area.

ii.    Employee agrees that, during the course of Employee’s employment with the Company, Employee shall not without prior Board approval, which will not be unreasonably withheld, serve on a corporate board as a board member, not to exceed a total of one board at any one time, nor serve on a civic or non-profit board as a board member, not to exceed a total of one such board at any one time.

iii.    Employee further agrees that during the term of Employee’s employment with the Company and for a period of three (3) months after Employee’s employment terminates pursuant to paragraph 6 hereof for any reason, Employee shall not:

(1)
in the Field of Business within the Restricted Area, solicit business from, direct marketing activities to, or perform work relating to, any customer or prospective customer upon whom Employee called, or for whom Employee provided administrative or support services, on the Company’s behalf during the term of Employee’s employment with the Company;

(2)	become engaged in or employed by, directly or indirectly, any business entity which operates in or in any way does business in the Field of Business within the Restricted Area; or
(3)	be the owner of more than one percent (1%) of the outstanding equity of any business entity which operates in or in any way does business in the Field of Business within the Restricted Area.
iv.    Employee further agrees that during the course of Employee’s employment with the Company and for a period of three (3) months after the termination of Employee’s employment with the Company for any reason whatsoever, Employee shall not, directly or indirectly do the following:

(1)
induce any customers, including former and prospective customers, of the Company to patronize any business entity that operates in the Field of Business within the Restricted Area (other than the Company); or

(2)	request or advise any customers of the Company, including prospective customers, to withdraw, curtail or cancel such customer’s business with the Company.

c. Covenants Concerning Confidentiality.
i.     Employee acknowledges that Employee will use and/or have access to Confidential Information, including Trade Secrets, and that such information constitutes valuable, special and unique property of the Company.

ii.    Employee agrees that, during the term of Employee’s employment with the Company, and following the termination of Employee’s employment with the Company for any reason whatsoever, Employee shall: (1) maintain the Confidential Information in strict confidence; (2) not use any of the Confidential Information for any purpose whatsoever except for uses expressly authorized by the Company that are in connection with Employee’s employment with the Company; and (3) not disclose or divulge any Confidential Information, including Trade Secrets, to any person, corporation, or other entity for any reason or purpose whatsoever, except upon the direct written authorization of the Board of Directors of the Company, and that the Company shall be entitled to seek an injunction from a court restraining and enjoining Employee from the unauthorized disclosure of any such information.

d. Ownership of Property.
i.    All Works shall be considered a “Work Made for Hire,” as that term is defined in the United States Copyright laws and shall be owned by and for the express benefit of the Company and the Company shall be the author of all Works.  To the extent any Works do not qualify as a “Work Made for Hire,” Employee hereby forever, irrevocably and unconditionally, assigns, transfers, and conveys to the Company all rights, title, and interest in and to all such Works.  Inventions, Trade Secrets, and trademarks, including all patent and all other intellectual property rights therein, world-wide and without exception shall be the property of Company and Employee will assign and does hereby assign all rights therein to Company.

ii.    Employee acknowledges and agrees that the Company is the lawful and sole and exclusive owner of all Property and that the Company owns all rights, title, and other interests thereto.  Employee hereby forever, irrevocably and unconditionally assigns, transfers and conveys to the Company all rights, title, and interest in and to all of the Property including, but not limited to, all Inventions and all copyrights, patents, trademarks, trade secrets, and all other intellectual property rights therein, world-wide and without exception.

iii.    No license or other rights, whether express or implied, are granted to Employee in any of the Property and Employee hereby disclaims the same.  Both during Employee’s employment with the Company and at any time thereafter, Employee shall, at no cost, fully cooperate with and assist the Company in the procurement, protection, maintenance, and enforcement of any and all rights, registrations, and perfections of all Property, including but not limited to, the filing and prosecution of all applications for registration of patents, copyrights, trademarks, and any other intellectual property rights therein.  This shall include executing, acknowledging, and delivering to the Company all documents, declarations, applications, affidavits, and papers necessary to enable the Company to procure and protect such rights.

iv.     Employee shall be required to promptly disclose all Property to the Company.  Employee shall keep accurate records relating to the conception and reduction to practice of all Inventions and records concerning the creation of all Works and other Property.  Such records shall be the sole and exclusive property of the Company and included within the definition of “Works” and “Confidential Information,” and Employee shall surrender possession of such records to the Company at any time upon the Company’s request.

e.          Surrender of Records.  Employee agrees that, on termination of Employee’s employment pursuant to paragraph 6 for any reason, Employee will surrender to the Company in good condition all records, files, and other property of the Company in Employee’s custody or possession including, without limitation, all Property, including Confidential Information, Inventions, and Works, and all records, information, and documents relating thereto, as well any other information concerning the Company’s business that Employee acquired during Employee’s employment with the Company, and Employee shall not retain or possess any copies of the same.  Employee will turn over all account information, logon IDs and passwords to cloud-based storage containing Property and any records, files, documents or information described in the immediately preceding sentence. The parties agree and acknowledge that the computer(s) and cell phone being used by Employee are Employee’s personal property, but that any data or files of the Company stored on such computer(s) or cell phone remains the property of the Company.  If and when the employment relationship is terminated, and upon the Company’s request, Employee shall submit to an exit interview at a place and time to be designated by the Company.  The Company has the right to request that Employee bring all items referenced in this paragraph 5(e) to the exit interview.  The Company shall reimburse Employee for reasonable travel costs associated with attending the exit interview.
f. Interference with Company’s Employees.  Employee further agrees that, during the Term of Employee’s employment with the Company and for a period of three (3) months after the termination of Employee’s employment with the Company pursuant to paragraph 6 for any reason, Employee shall not, directly or indirectly:
i.   induce or attempt to induce any employee of the Company (including its subsidiaries and Affiliates) to terminate his or her employment with the Company;

ii.   interfere with or attempt to disrupt the relationship existing between the Company (including its subsidiaries and Affiliates) and its respective employees; or

iii.  solicit, hire or assist in the solicitation or hiring away of any employee of the Company (including its subsidiaries and Affiliates) to become an employee of any other business entity with which Employee is associated.

g. Duration of Covenants.  In the event that the Company commences an action in any court of law to enforce any of the Covenants, the running of any time period or limitation applicable to such Covenants shall be suspended and tolled pending final resolution of such legal action.  The running of any unexpired time period shall resume either on the date when final judgment is rendered or when all appeals taken therefrom are concluded, whichever shall occur later.  Additionally, the time period for Employee’s performance of any Covenants under this Agreement shall also be extended by any period of time that Employee is in breach of such Covenants.
h. Modification.  No modification of the Covenants shall be valid unless such modification is in writing and signed by Employee and a duly authorized representative of the Company.  If, however, any of the Covenants is held by a court to be unenforceable and/or overbroad, the parties acknowledge and agree that the defective term(s) shall be modified, but only to the extent necessary to comply with applicable law(s).
i. Disclosure to Prospective Employer.  Employee agrees that, should Employee’s employment terminate pursuant to paragraph 6 for any reason, Employee will disclose the terms of the Covenants to any persons, corporations or other entities with whom Employee seeks employment or an engagement as a provider of services for compensation that operates in the Field of Business within the Restricted Area.  Employee also recognizes that the Company has the reasonable right to make these Covenants known to others.
j. Representations and Warranties.
i.   Employee represents and warrants that he is under no agreements, limitations, or restrictions of any kind whatsoever that would interfere with him providing services in connection with his employment with the Company, including without limitation, non-compete agreements, non-solicitation agreements, invention agreements, work-for-hire agreements, or any similar agreements or arrangements with third parties.

ii.   Employee shall immediately notify the Company of any issues that arise that could conflict with the representations, warranties, and obligations set forth herein, including without limitation, any demands, claims, notices, or requests made by third parties that could adversely impact Employee’s ability to perform for the Company

iii.   Employee agrees to indemnify, defend, and hold the Company harmless against any claims by third parties alleging that Employee’s employment with the Company hereunder constitutes unlawful activity, breaches an obligation of Employee, or otherwise subjects the Company to potential liability as a result of such employment.  The provisions in this paragraph shall survive termination of Employee’s employment and/or this Agreement for any reason.

k. Affiliates.  Employee may, from time to time at the direction of the Company, render services to its Affiliates and thereby be exposed to Confidential Information and Trade Secrets owned by them.  The Covenants made by Employee shall be for the benefit of the Company and its Affiliates.  Accordingly, this Section 5 may be enforced by either or all of the Company or its Affiliates.

l. Enforcement of Covenants.
i.            Right to Injunction.  Employee acknowledges that a breach of any of the Covenants will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages will be inadequate.  Therefore, in the event of breach or anticipatory breach of the Covenants, in addition to remedies otherwise available to it at law or equity, Employee and the Company agree that the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach.  Employee acknowledges and agrees that an injunction may be issued by any court of competent jurisdiction without requiring the Company to post any bond, in addition to remedies otherwise available to the Company at law or in equity.  No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be in addition to any other remedy existing at law or in equity.

ii.           Reimbursement following Breach.  In the event that any court enters a final, non-appealable judgment that Employee has breached any of the Covenants, Employee shall reimburse the Company for any payments it makes pursuant to this Agreement subsequent to such breach.  Any such reimbursements shall be in addition to any damages in the Company’s favor that the court may impose upon Employee.

iii.          Recovery of Costs.  In the event that the Company commences an action in any court to enforce any of the Covenants, the party against whom the court finds shall pay all expenses associated with such enforcement, including reasonable attorneys’ fees.

m. Independent Covenants.  The Covenants shall be construed as agreements independent of any other provision in this or any other agreement by, between, among, or affecting the Company and Employee, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Covenants in this Agreement.
n. Survival.  Any obligations set forth in this Agreement that may require Employee to take or refrain from taking certain actions after the termination of his employment or this Agreement, including without limitation, the Covenants, shall survive the termination of Employee’s employment and/or this Agreement for any reason.  This paragraph 5(n) and the representations, covenants, warranties, indemnifications, and restrictions contained within this Agreement shall survive termination of Employee’s employment or this Agreement for any reason.
6.         Termination.
a. This Employment Agreement and Employee’s employment hereunder may be terminated by the Company at any time and in its sole discretion without notice upon the occurrence of one or more of the following events (each of which shall be a termination event for “Cause”):

i.     Employee fails to comply with the policies, standards, and regulations that the Company, in its sole discretion, establishes and/or implements during Employee’s employment;

ii.    Employee commits any act of fraud, dishonesty or other acts of misconduct in the rendering of services on behalf of the Company;

iii.   Employee fails to faithfully, diligently or properly comply with the provisions of this Agreement and the reasonable requests of the person(s) to whom Employee reports;

iv.   Employee fails to adequately perform to Company’s reasonable satisfaction the usual and customary duties of Employee’s employment, those duties typically associated with Employee’s position, and/or those duties or expectations assigned by Company;

v.    Employee breaches any term of this Agreement; and/or

vi.   Employee is convicted of a felony or commits any act which damages the reputation or causes public embarrassment to the Company, as determined in the sole discretion of the Board of Directors of the Company.

b. The Company may terminate this Agreement and Employee’s employment hereunder without Cause by providing written notice of termination to Employee thirty (30) days in advance.  For purposes of this Agreement “without Cause” shall mean any termination by the Company other than by reason of Employee’s death or disability that is not a termination for Cause as described and in accordance with paragraph 6(a) above.
c. Employee may terminate this Agreement and Employee’s employment hereunder following written notice to the Company upon the occurrence of any of the following events or conditions (each of which shall be a termination event for “Good Reason”):
i. A material diminution in Employee’s base salary or employment benefits;

ii. A material breach of this Agreement by the Company;

iii. A material diminution in Employee’s title, authorities, responsibilities, or duties;

iv. A relocation of Employee’s primary work location by more than 50 miles from its then current location;

v. Company ceases its business operations; and/or

vi.   A Change of Control (as defined below) of the Company.

Notwithstanding the foregoing, Employee may not terminate this Agreement or Employee’s employment hereunder for Good Reason without first providing the Company written notice of the event, condition or conditions constituting Good Reason, which notice must be given no later than thirty (30) days after the date on which the event, condition or conditions constituting Good Reason first occurs.  Upon the giving of such notice, the Company shall have a period of thirty (30) days during which it may remedy the event or condition(s), and if so remedied, Employee may not terminate this Agreement or Employee’s employment hereunder for Good Reason on the basis of any remedied event or condition(s).  If Employee fails to so comply with the immediately preceding two sentences of this paragraph 6(c), such termination shall not be considered a termination for Good Reason.  For purposes of this paragraph 6(c), a “Change of Control” means either: (1) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or unit transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s owners of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least fifty percent (50%) of the voting power of the surviving or acquiring entity; or (2) a sale of all or substantially all of the assets of the Company.
d. Employee may terminate this Agreement and Employee’s employment hereunder without Good Reason by providing written notice of termination to the Company thirty (30) days in advance.  For purposes of this Agreement “without Good Reason” shall mean any termination by Employee that is not termination for Good Reason as set forth and in accordance with paragraph 6(c) above.
e. Notwithstanding anything to the contrary elsewhere herein, upon termination or expiration of this Agreement and Employee’s employment hereunder, Employee shall be entitled to receive from the Company only the following compensation and benefits, and shall not be entitled to any further compensation or benefits:
i.    If the Company terminates this Agreement and Employee’s employment hereunder for Cause, Employee terminates this Agreement and Employee’s employment hereunder without Good Reason, or this Agreement terminates by expiration because Employee or Company elect not to renew it in accordance with paragraph 2, then, within thirty (30) days of termination or expiration, the Company shall pay Employee (1) all base salary through the date of termination or expiration; and (2) any outstanding expense reimbursement payments then due to Employee as of the date of termination or expiration.

ii.    If the Company terminates this Agreement and Employee’s employment hereunder without Cause, Employee terminates this Agreement and Employee’s employment hereunder for Good Reason (except for a Change of Control), or this Agreement terminates due to Employee’s death or disability, then, within thirty (30) days of termination or expiration, the Company shall pay Employee (1) all base salary through the date of termination or expiration; (2) any outstanding expense reimbursement payments then due to Employee as of the date of termination or expiration; and (3) separation pay, which shall vary depending on the length of the Term: if the Term of this Agreement is between three (3) and six (6) months, Company will pay employee eighteen thousand seven hundred and fifty dollars and zero cents ($18,750.00) in additional cash compensation, plus forty three thousand seven hundred fifty dollars and zero cents ($43,750.00) of value in restricted stock under the Company’s 2017 Equity Incentive Plan or a successor plan (the “Plan”) ; if the Term of this Agreement is between six and (6) and nine (9) months, Company will pay employee thirty seven thousand five hundred dollars and zero cents ($37,500.00) in additional cash compensation, plus eighty seven thousand five hundred dollars and zero cents ($87,500.00) of value in restricted stock under the Plan; if the Term of this Agreement is between nine and (9) and twelve (12) months, Company will pay employee fifty six thousand two hundred fifty dollars and zero cents ($56,250.00) in additional cash compensation, plus one hundred and thirty one thousand two hundred fifty dollars and zero cents ($131,250.00) of value in restricted stock under the Plan; if the Term of this Agreement reaches twelve (12) months, Company will pay employee seventy five thousand dollars and zero cents ($75,000.00) in additional cash compensation, plus one hundred seventy five thousand dollars and zero cents ($175,000.00) of value in restricted stock under the Plan.

iii.    If Employee terminates this Agreement and Employee’s employment hereunder for a Change of Control, then, within thirty (30) days of termination, the Company shall pay Employee (1) all base salary through the Term of this Agreement; (2) any outstanding expense reimbursement payments then due to Employee as of the date of termination; and (3) separation pay in the amount of seventy five thousand dollars and zero cents ($75,000.00) in additional cash compensation, plus one hundred seventy five thousand dollars and zero cents ($175,000.00) of value in restricted stock under the Plan.

7.       Miscellaneous.
a. The paragraph headings in this Agreement are for convenience only and are not intended to govern, limit or affect the meanings of the paragraphs.  Singular and plural nouns and pronouns shall mean the singular or plural and the masculine, feminine, or neuter genders as permitted by the context in which the words are used.
b. The Company may withhold from any compensation or benefits payable hereunder, all applicable federal, state, local or other taxes and make any other deductions permitted by law.
c. This Agreement constitutes the entire understanding between Employee and the Company with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, written or oral, with respect to the subject matter hereof.  The parties are not relying upon any representations or promises not set forth in this Agreement.  Except as provided in paragraph 5(h), this Agreement may not be amended or modified except in a writing signed by both parties.

d. Failure to insist upon strict compliance with any of the terms, covenants, or conditions set forth in this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other times.  No waiver by the Company of a breach by Employee of any provision of this Agreement shall be binding upon the Company unless the same is in writing, signed by a duly authorized representative of the Company, and any such waiver shall not operate or be construed as a waiver of any subsequent breach.
e. If it is determined that any of the provisions of this Agreement is invalid or unenforceable, the remaining provisions shall survive and be given full force and effect.
f. The Company may assign this Agreement and, if assigned, the assignee has the right to seek enforcement of the Agreement.  Employee shall not be authorized to assign this Agreement.
g. All notices required to be given under this Agreement shall be in writing, shall be effective upon receipt, and shall be delivered to the addressee either in person or mailed by certified mail, return receipt requested.
h. This Agreement shall be governed by the laws of the State of Colorado.  Any claim arising under this Agreement shall be brought in a state or federal court of competent jurisdiction located in Denver, Colorado.  However, to the extent the Company seeks injunctive relief to enforce any of the Covenants, the Company shall have the right, in its sole discretion, to elect to pursue equitable relief in any jurisdiction in which a breach of the Covenants occurred.  Should any litigation arise from an alleged breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to all other legal and/or equitable remedies, the costs of litigation, including reasonable attorneys’ fees.
i. This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), to the extent applicable, and shall in all respects be administered in accordance with Section 409A.  To the extent any provision or term of this Agreement is ambiguous as to its compliance with Section 409A, the provision or term will be interpreted in such a manner so that such provision or term and all payments hereunder comply with Section 409A.  Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A.  Such amendment shall be retroactive to the extent permitted by Section 409A.  For purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred.  Each payment under paragraph 6(e) of this Agreement shall be treated as a separate payment for purposes of Section 409A.

j. Employee acknowledges that Employee has thoroughly read the terms of this Agreement and was aware of Employee’s right to seek advice of counsel before signing.  Employee further acknowledges that, by signing this Agreement, Employee knowingly and voluntarily consents to the terms contained herein.
k. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and such counterparts together shall constitute one and the same Agreement.  Signing of this Agreement and transmission of the signed Agreement by facsimile or electronic document transfer will be acceptable and binding upon the parties as of the Effective Date.
The undersigned have executed this Agreement and this Agreement shall be effective as of the Effective Date.
COMPANY

RIOT BLOCKCHAIN, INC.

By: /s/ Remo Mancini
Name: Remo Mancini
Title: Chairman of the Board

EMPLOYEE

JEFFREY MCGONEGAL

/s/ Jeffrey McGonegal